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                                                                      Exhibit 99


Securities and Exchange Commission                                March 27, 2002
Washington, DC 20549


Ladies and Gentlemen:

Arthur Andersen LLP has represented to Herley Industries, Inc. that its audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.


                                        Herley Industries, Inc.



                                        By: /s/ Anello C. Garefino
                                           -------------------------------
                                           Anello C. Garefino
                                           Vice President - Finance
                                           Chief Financial Officer